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                                                                   EXHIBIT 10.15


                          EXECUTIVE RETENTION AGREEMENT


         AGREEMENT by and between Dave & Buster's, Inc. (the "COMPANY"), and Bryan L. Spain (the "EXECUTIVE"), dated as of the 8th day of June, 2001.

         The Compensation Committee of the Company, (the "COMMITTEE"), has determined that it is in the best interests of the Company and its owners to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined in Section 2) of Dave & Buster's, Inc. (the "CORPORATION"). The Committee believes it is imperative to minimize distraction of the Executive resulting from personal uncertainties and risks created by a pending or threatened Change of Control, to encourage the Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control that satisfy the compensation and benefits expectations of the Executive and are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Committee has caused the Company to enter into this Agreement.

         NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

         1. Certain Definitions.

                  (a) The "EFFECTIVE DATE" shall mean the first date during the Change of Control Period (as defined in Section 1(b)) on which a Change of Control occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive's employment with the Company is terminated by the Company within ninety (90) days prior to the date on which the Change of Control occurs, then for all purposes of this Agreement the "EFFECTIVE DATE" shall mean the date immediately prior to the date of such termination of employment.

                  (b) The "CHANGE OF CONTROL PERIOD" shall mean the period commencing on the date hereof and ending on the third anniversary of such date; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the "RENEWAL DATE"), the Change of Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.

         2. Control. For the purpose of this Agreement, a "CHANGE OF CONTROL" shall mean:

                (a) Acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended



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(the "EXCHANGE ACT")) (a "PERSON") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding shares of common stock of the Corporation (the "OUTSTANDING COMMON STOCK") or (ii) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of its directors (the "OUTSTANDING VOTING SECURITIES"); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Corporation (excluding an acquisition by virtue of the exercise of a conversion privilege), (ii) any acquisition by the Corporation, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation or (iv) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of subsection (c) of this Section 2 are satisfied; or

                  (b) Individuals who, as of the date hereof, constitute the Board of Directors of the Corporation (the "INCUMBENT BOARD") cease for any reason to constitute at least a majority of the Board of Directors said Corporation (the "BOARD"); provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14.A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                  (c) Approval by the shareholders of the Corporation of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (i) more than 50% of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and more than 50% of the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership immediately prior to such reorganization, merger or consolidation, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be;
(ii) no Person (excluding the Corporation, any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 30% or more of the Outstanding Common Stock or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of



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the then outstanding voting securities of such corporation entitled to vote generally in the election of directors; and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

                  (d) Approval by the shareholders of the Corporation of (i) a complete liquidation or dissolution of the Corporation or (ii) the sale or other disposition of all or substantially all of the assets of the Corporation, other than to a corporation with respect to which, following such sale or other disposition, (A) more than 50% of the then outstanding shares of common stock of such corporation and more than 50% of the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership immediately prior to such sale or other disposition of the Outstanding Common Stock or Outstanding Voting Securities, as the case may be; (B) no Person (excluding the Corporation and any employee benefit plan (or related trust) of the Corporation or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 30% or more of the Outstanding Common Stock or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of such corporation or 30% or more of the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors; and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Corporation.

A "Change of Control" will not include any transaction otherwise covered by subsections (a) through (d) above in which beneficial ownership of the Outstanding Common Stock is acquired by, or the Corporation is merged or consolidated with an affiliate of, a "group" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) in which David O. Corriveau and James
W. Corley are named participants in a Form 13E-3 (or any successor form) filed with the Securities and Exchange Commission and remain as executive officers and directors of the Corporation or its successor after the completion of such transaction.

         3. Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company, in accordance with the terms and provisions of this Agreement, for the period commencing on the Effective Date and ending on the second anniversary of such date (the "EMPLOYMENT PERIOD"). Employment by one or more of the affiliated companies, as hereinafter defined, shall be considered employment by the Company.



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         4. Terms of Employment.

                  (a) Position and Duties.

                           (i) During the Employment Period, (A) the Executive's
position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be consistent in all material respects with the most significant of those held, exercised or assigned at any time during the 90-day period immediately preceding the Effective Date and (B) the Executive's services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office that is the headquarters of the Company and is less than 25 miles from such location.

                           (ii) During the Employment Period, and excluding any
periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities to the Company. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not hereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

                  (b) Compensation.

                           (i) Base Salary. During the Employment period, the
Executive shall receive an annual base salary ("ANNUAL BASE SALARY"), which shall be paid in equal installments on a monthly basis, at least equal to twelve times the highest monthly base salary paid or payable to the Executive by the Company and its affiliated companies during the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed at least annually and shall be increased at any time and from time to time as shall be substantially consistent with increases in base salary generally awarded in the ordinary course of business to other peer executives of the Company and its affiliated companies. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term "AFFILIATED COMPANIES" shall include any company controlled by, controlling or under common control with the Company.



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                           (ii) Annual Bonus. In addition to Annual Base Salary,
the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the "ANNUAL BONUS") in cash at least equal to the greater of: (a) the maximum bonus that the Executive could have been paid pursuant to the executive incentive bonus plan in effect ninety (90) days prior to the Effective Date and (b) fifty percent (50%) of the Annual Base Salary then in effect. Each such Annual Bonus shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus.

                           (iii) Incentive, Savings and Retirement Plans. During
the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies. Such plans, practices, policies and programs shall provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, if any), savings opportunities and retirement benefit opportunities, in each case, as favorable as the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

                           (iv) Welfare Benefit Plans. During the Employment
Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its affiliated companies. Such plans, practices, policies and programs shall provide the Executive with benefits that are, in each case, as favorable, as the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

                           (v) Expenses. During the Employment Period, the
Executive shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.



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                           (vi) Fringe Benefits. During the Employment Period,
the Executive shall be entitled to fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date, or if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

                           (vii) Office and Support Staff. During the Employment
Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company or its affiliated companies at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

                           (viii) Vacation. During the Employment Period, the
Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

         5. Termination of Employment.

                  (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with
Section 12(b) of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "DISABILITY EFFECTIVE DATE"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "DISABILITY" shall mean the absence of the Executive from the Executive's full-time duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).

                  (b) Cause. The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "CAUSE" shall be determined by the Committee in exercise of good faith and reasonable judgment and shall mean (i) a material violation of Company policy or a material breach by the Executive of the



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Executive's obligations under Section 4(a) (other than as a result of incapacity due to physical or mental illness) that is demonstrably willful and deliberate on the Executive's part, committed in bad faith or without reasonable belief that the action or inaction that constitutes such breach is in the best interests of the Company, and, if subject to being effectively remedied, is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach or violation ("NOTE OF BREACH"); or (ii) the conviction of the Executive of a felony involving moral turpitude.

         If Company delivers a Notice of Breach to Executive describing the situation to be remedied and Executive fails to remedy such violation or breach within a reasonable period of time (as determined in the Notice of Breach), a Notice of Termination delivered to the Executive subsequent to the Notice of Breach shall become effective retroactively back to the date of delivery of the Notice of Breach to the Executive.

                  (c) Good Reason. The Executive's employment may be terminated during the Employment Period by the Executive for Good Reason. For purposes of this Agreement, "GOOD REASON" shall mean, without the Executive's express written consent, the occurrence of any one or more of the following:

                           (i) the assignment to the Executive of any duties,
authority or responsibilities materially inconsistent with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities with the most significant of those held, exercised or assigned at any time during the 90-day period immediately preceding the Effective Date (excluding those duties that are only for the purpose of effecting the Change of Control) or any other action by the Company that results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated action that is insubstantial or inadvertent and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

                           (ii) any failure by the Company to comply with any of
the provisions of Section 4(b), other than an isolated failure that is insubstantial or inadvertent failure and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

                           (iii) the Company's requiring the Executive to be
based at any office or location other than that described in Section 4(a)(i)(B);

                           (iv) any purported termination by the Company of the
Executive's employment otherwise than as expressly permitted by this Agreement;

                           (v) any failure by the Company to obtain a
satisfactory agreement from any successor to the Company to assume and agree to perform the Company's obligations under this Agreement, as contemplated in
Section 11(c) herein;

                           (vi) the Company requiring the Executive to engage in
excessive travel




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in comparison to travel required during the 90-day period immediately preceding the Effective Date; or

                           (vii) a substantial change in organizational
reporting relationships as compared to the 90-day period immediately preceding the Effective Date that will have a significant impact on the status, offices, titles and reporting requirements of the Executive.

         The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason.

                  (d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b). For purposes of this Agreement, a "NOTICE OF TERMINATION" means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date of such notice. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that supports a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from later asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder. The Company may not terminate the Executive's employment for Cause after the Executive has delivered a Notice of Termination for Good Reason; nor may the Executive terminate employment with Company for Good Reason after Company has delivered a Notice of Termination to the Executive.

                  (e) Date of Termination. "DATE OF TERMINATION" means (i) if the Executive's employment is terminated by the Company for Cause or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination; and (iii) if the Executive's employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

         6. Obligations of the Company upon Termination.

                  (a) Good Reason; Other than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason:

                           (i) The Company shall pay to the Executive in a lump
sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:



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                                    A. The sum of (1) the Executive's Annual
Base Salary through the Date of Termination to the extent not theretofore paid,
(2) the product of (x) the Annual Bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2) and (3) shall be hereinafter referred to as the "ACCRUED OBLIGATIONS"); and

                                    B. The amount (such amount shall be
hereinafter referred to as the "SEVERANCE AMOUNT") equal to two (2) times the sum of (x) the Executive's Annual Base Salary and (y) the Annual Bonus; provided, however, that such amount shall be reduced by the present value (determined as provided in Section 280G(d)(4) of the Internal Revenue Code of 1986, as amended (the "CODE")) of any other amount of severance relating to salary or bonus continuation to be received by the Executive upon termination of employment of the Executive under any severance plan, policy or arrangement of the Company; and

                                    C. A separate lump-sum supplemental
retirement benefit (the amount of such benefit shall be hereinafter referred to as the "SUPPLEMENTAL RETIREMENT AMOUNT") equal to the difference between (1) the amount payable under any Company retirement plan (or any successor plan thereto) (the "RETIREMENT PLAN"), of which the Executive was a participant, and any supplemental and/or excess retirement plan of the Company and its affiliated companies providing benefits for the Executive (the "SERP") that the Executive would receive if the Executive's employment continued at the compensation level provided for in Sections 4(b)(i) and 4(b)(ii) for the remainder of the Employment Period plus two (2) years, assuming for this purpose that all accrued benefits are fully vested, and (2) the Executive's actual benefit (paid or payable), if any, under the Retirement Plan and the SERP; and

                           (ii) For the remainder of the Employment Period plus
two (2) years, or such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits (or pay the pre-tax economic equivalent) to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Sections 4(b)(v) and 4(b)(vii) if the Executive's employment had not been terminated in accordance with the most favorable plans, practices, programs or policies of the Company and its affiliated companies as in effect and applicable generally to other peer executives and their families during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility (such continuation of such benefits for the applicable period




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herein set forth shall be hereinafter referred to as "WELFARE BENEFIT
CONTINUATION". For purposes of determining eligibility of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the end of the Employment Period and to have retired on the last day of such period; and

                           (iii) To the extent not theretofore paid or provided,
for the remainder of the Employment Period plus two (2) years, or such longer period as any plan, program, practice or policy may provide, the Company shall timely pay or provide to the Executive and/or the Executive's family any other amounts or benefits (or the pre-tax economic equivalent) required to be paid or provided or which the Executive and/or the Executive's family is eligible to receive pursuant to this Agreement and under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies as in effect and applicable generally to other peer executives of the Company and its affiliated companies and their families during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally thereafter with respect to other peer executives of the Company and its affiliated companies and their families (such other amounts and benefits shall be hereinafter referred to as the "OTHER BENEFITS").

                  (b) Death. If the Executive's employment is terminated by reason of the Executive's death during, the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for (i) payment of Accrued Obligations (which shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination) and the timely payment or provision of the Welfare Benefit Continuation and Other Benefits (excluding, in each case, Death Benefits (as defined below)) and (ii) payment to the Executive's estate or beneficiary, as applicable, in a lump-sum in cash within 30 days of the Date of Termination of an amount equal to (A) the sum of the Severance Amount and the Supplemental Retirement Amount reduced, but not below zero, by (B) the present value (determined as provided in Section 280G(d)(4) of the Code) of any cash amount to be received by the Executive or the Executive's family as a death benefit pursuant to the terms of any plan, policy or arrangement of the Company and its affiliated companies, but not including any proceeds of life insurance covering the Executive to the extent paid for directly or on a contributory basis by the Executive (which shall be paid in any event as an Other Benefit) (the benefits included in this clause (B) shall be hereinafter referred to as the "DEATH BENEFITS").

                  (c) Disability. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for (i) payment of Accrued Obligations (which shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination) and the timely payment of provision of the Welfare Benefit Continuation and Other Benefits (excluding, in each case, Disability Benefits, as defined below) and
(ii) payment to the Executive in a lump sum in cash within 30 days of the Date of Termination of an amount equal to (A) the sum of the Severance Amount and the Supplemental Retirement Amount reduced, but not below zero, by (B) the present value (determined as provided in Section 280G(d)(4) of



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the Code) of any cash amount to be received by the Executive as a disability benefit pursuant to the terms of any plan, policy or arrangement of the Company and its affiliated companies, but not including any proceeds of disability insurance covering the Executive to the extent paid for directly or on a contributory basis by the Executive (which shall be paid in any event as an Other Benefit) (the benefits included in this clause (B) shall be hereinafter referred to as the "DISABILITY BENEFITS").

                  (d) Cause; Other than for Good Reason. If the Executive's employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive Annual Base Salary through the Date of Termination plus the amount of any compensation previously deferred by the Executive, in each case to the extent theretofore unpaid. If the Executive terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

         7. Non-exclusivity of Rights. Except as provided in Sections 6(a)(ii), 6(b) and 6(c), nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

         8. Full Settlement; Resolution of Disputes.

                  (a) The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as provided in Section 6(a)(ii), such amounts shall not be reduced if the Executive obtains other employment.

                  (b) Parties recognize that there may be disputes between them as to whether the circumstances of the Executive's termination are covered by
Section 6(a), (b) or (c) as the Executive and/or the Executive's family may contend or are covered by Section 6(d) as Company may contend. In the event of such a dispute, there may be a need for a binding ruling by a neutral decision maker. In such an event, the following shall apply:



Executive Retention Agreement        Page 11

                           (i) If the Executive delivers a Notice of Termination
to Company based on Section 6(a), (b) or (c), Company must pay the benefits provided in Section 6 unless Company commences arbitration to resolve the dispute within 30 days of the receipt of a Notice of Termination by the Executive. Failure to commence arbitration within the time stated is deemed an admission by Company of the Executive's reason for termination.

                           (ii) If Company delivers a Notice of Termination
based on Section 6(d), Executive and/or Executive's family must commence arbitration to dispute the terms of such termination. Failure to commence arbitration within 60 days of the receipt of a Notice of Termination from Company is deemed an admission by the Executive of termination pursuant to
Section 6(d).

                           (iii) Arbitration shall be conducted before a panel
of three (3) arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of his job with the Company, in accordance with the rules of the American Arbitration Association then in effect. One arbitrator shall be selected by the Company. One arbitrator shall be selected by the Executive. The third arbitrator shall be selected by the two arbitrators selected by the Company and the Executive. Judgment may be entered on the award of the arbitrators in any court having proper jurisdiction, and such shall constitute the final, nonappealable decision.

                           (iv) Company agrees to pay promptly as incurred, to
the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), including all costs of arbitration, plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

                           (v) During the pendency of a dispute resolution,
Company shall proceed to pay Annual Base Salary and Annual Bonus (referred to collectively as "CONTINUATION BENEFITS") to the Executive and/or the Executive's family or other beneficiaries, as the case may be, as though no such termination had occurred.

                                    (A) If it is determined that the Executive's
contention that Section 6(a), (b) or (c) was applicable, no portion of the Continuation Benefits will be recoverable by Company, nor shall any portion of such be credited towards the benefits due (per Section 6) to the Executive. If such a contention is not sustained by the arbitration panel, all Continuation Benefits are recoverable by Company, plus interest at the rate of interest that Company could have earned on amounts paid for such Continuation Benefits.

                                    (B) If it is determined that Company's
contention that Section



Executive Retention Agreement        Page 12

6(d) was applicable is found to be incorrect, none of the Continuation Benefits shall be credited to the benefits due (per Section 6) to the Executive. If, however, Company's contention that Section 6(d) was applicable is found to be correct, all amounts paid by Company as Continuation Benefits shall be recoverable from Executive plus interest at the rate of interest that Company could have earned on the amounts paid for such Continuation Benefits.

                                    (C) If the Executive does not make payment
of the Continuation Benefits and accrued interest due to Company within 60 days following the resolution of the dispute for any amounts recoverable by Company, interest (on the total amount due) shall be due at the lesser of:

                                          (1)           The rate published as
                                                        the Prime Rate in the
                                                        Wall Street Journal plus
                                                        one percentage point on
                                                        the date of receipt of
                                                        the Notice of
                                                        Termination; or

                                          (2)           The maximum amount of
                                                        interest allowed by law.

                           (D) If the Company does not pay any amount due to the
Executive hereunder within the time provided, then in addition to such amount, Company shall pay Executive an amount of interest (on the total amount due) at the lesser of:

                                    (1)      The rate published as the Prime
                                             Rate in the Wall Street Journal
                                             plus one percentage point on the
                                             date such payment is due; or

                                    (2)      The maximum amount of interest
                                             allowed by law.

9. Limitation on Termination Payment.

                  (a) Determination of Termination Payment Limit. Notwithstanding any other provision of this Agreement, if any portion of the Severance Amount or any other payment under this Agreement, or under any other agreement with or plan of the Company (in the aggregate "TOTAL PAYMENTS") would constitute an Excess Parachute Payment, then the payments to be made to the Executive under this Agreement shall be reduced such that the value of the aggregate Total Payments that the Executive is entitled to receive shall be one dollar ($1) less than the maximum amount which the Executive may receive without becoming subject to the tax imposed by Section 4999 of the Code, or which the Company may pay without loss of deduction under Section 280G(a) of the Code. However, the payments to be made to the Executive under this Agreement shall be reduced if and only if so reducing the payments results in the Executive receiving a greater net Severance Amount than he would have received had a reduction not occurred and an excise tax been paid pursuant to Code Section 4999. For purposes of this Agreement, the terms "EXCESS PARACHUTE PAYMENT" and "PARACHUTE PAYMENTS" shall have the meanings assigned to them in Section 280G of the Code, and such Parachute Payments shall be valued as provided therein.



Executive Retention Agreement        Page 13

                  (b) Procedure for Establishing Limitation on Termination Payment. Within sixty (60) days following delivery of the Notice of Termination or notice by the Company to the Executive of its belief that there is a payment or benefit due the Executive which will result in an "Excess Parachute Payment", the Executive and the Company, at the Company's expense, shall obtain the opinion of such legal counsel, which need not be unqualified, as the Executive may choose, which sets forth: (i) the amount of the Executive's "Annualized Includible Compensation For The Base Period" (as defined in Code Section 280G(d)(1)); (ii) the present value of the Total Payments; and (iii) the amount and present value of any Excess Parachute Payment. The opinion of such legal counsel may be supported by the opinion of a certified public accounting firm and, if necessary, a firm of recognized executive compensation consultants. Such opinion shall be binding upon the Company and the Executive. In the event that such opinion determines that there would be an Excess Parachute Payment, the Severance Amount hereunder or any other payment determined by such counsel to be includible in Total Payments shall be reduced or eliminated so that under the basis of calculations set forth in such opinion, there will be no Excess Parachute Payment. The provisions of this Section 9(b), including the calculations, notices, and opinion provided for herein shall be based upon the conclusive presumption that: (i) the compensation and benefits provided for herein; and (ii) any other compensation earned prior to the Effective Date of termination by the Executive pursuant to the Company's compensation programs (if such payments would have been made in the future in any event, even though the timing of such payment is triggered by the Change-of-Control), are reasonable.

                  (c) Subsequent Imposition of Excise Tax. If, notwithstanding compliance with the provisions of Sections 9(a), and 9(b) herein, it is ultimately determined by a court or pursuant to a final determination by the Internal Revenue Service that any portion of the Total Payments is considered to be a Parachute Payment, subject to excise tax under Section 4999 of the Code, which was not contemplated to be a Parachute Payment at the time of payment (so as to accurately determine whether a limitation benefit to the Executive, as provided in Section 9(b) hereof), the Executive shall be entitled to receive a lump sum cash payment sufficient to place the Executive in the same net after-tax position, computed by using the Special Tax Rate (as such term is defined below), that the Executive would have been in had such payment not been subject to such excise tax, and had the Executive not incurred any interest charges or penalties with respect to the imposition of such excise tax. For purposes of this Agreement, the "SPECIAL TAX RATE" shall be the highest effective federal and state marginal tax rates applicable to the Executive in the year in which the payment contemplated under this Section 9 is made.



Executive Retention Agreement        Page 14

         10. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or have become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

         11. Successors.

                  (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

                  (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                  (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "COMPANY" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise.

                  (d) Failure of the Company to obtain such assumption and agreement prior to the effective date of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if he had terminated his employment with the Company voluntarily for Good Reason. For the purpose of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

         12. Miscellaneous.

                  (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed



Executive Retention Agreement        Page 15
by the parties hereto or their respective successors and legal representatives.

                  (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

        If to the Executive:

                Bryan L. Spain
                3207 Vernon Drive
                Arlington, TX 76015

        If to the Company:

                Dave & Buster's, Inc.
                2481 Manana Drive
                Dallas, TX   75220
                Attention:  General Counsel


or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

                  (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                  (d) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                  (e) The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 5(c)(i)-(v), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

                  (f) The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company prior to the Effective Date is" at will" and may be terminated by either the Executive of the Company at any time. If prior to the Effective Date, the Executive's employment with the Company terminates, the Executive shall have no further rights and obligations under this Agreement.



Executive Retention Agreement        Page 16

                  (g) No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by an authorized member of the Committee, or by the respective parties' legal representatives and successors.

                  (h) The Company and Wachovia Bank of North Carolina, N.A., as Trustee have previously executed the Dave & Buster's, Inc. Executive Retention Agreement Trust dated April 3, 2000. The Company covenants with Executive to:
(i) identify Executive as a Plan Participant thereunder by amending Attachment 1 thereto; and (ii) make all payments required of the Company pursuant to such agreement.

         IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Committee, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.



                                           /s/ Bryan L. Spain
                                           -------------------------------------
                                                     Bryan L. Spain




                                           Dave & Buster's, Inc.


                                           By:   /s/ David O. Corriveau
                                                 -------------------------------
                                           Its:  President
                                                 -------------------------------



Executive Retention Agreement        Page 17